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Exhibit 99.3

AMEC International Investments BV

Offer To Exchange
Each Registered Share
of
Foster Wheeler AG
for
$16.00 in Cash and 0.8998 in new ordinary shares or American depositary shares, each representing one (1) ordinary share
of
AMEC plc
(which tendering Foster Wheeler shareholders may elect to receive as $32.00 in cash or
1.7996 new ordinary shares or American depositary shares, each representing one (1)
ordinary share of AMEC plc)
Subject in Each Case to Proration

Pursuant to the Prospectus, dated                      2014

                        2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        AMEC plc ("AMEC"), a company organised under the laws of England and Wales, through AMEC International Investments BV, a company organised under the laws of the Netherlands and a direct wholly-owned subsidiary of AMEC, is offering to acquire all of the issued and to be issued registered shares, par value CHF3.00 per share ("Foster Wheeler shares"), of Foster Wheeler AG ("Foster Wheeler") in exchange for cash or AMEC securities (as defined below), upon the terms and subject to the conditions set forth in the prospectus forming part of the registration statement on Form F-4, file number 333-                 , as amended and/or supplemented (the "Prospectus"), and the related letter of transmittal, as amended and/or supplemented, for use in accepting the Offer in respect of Foster Wheeler shares (the "Letter of Transmittal", together with the Prospectus, the "Offer").

        AMEC, through AMEC International Investments BV, is offering to exchange for each Foster Wheeler share validly tendered and not properly withdrawn the right to receive a combination of (i) $16.00 in cash and (ii) 0.8998 AMEC securities (in the form of ordinary shares, nominal value £0.50 per share ("AMEC shares"), or AMEC American depositary shares each representing one (1) AMEC share ("AMEC ADSs" and together with the AMEC shares, "AMEC securities")). The Offer will allow for a "mix and match" election, whereby tendering Foster Wheeler shareholders may elect to receive, for each Foster Wheeler share held, either:

  (i)
  $32.00 in cash, without interest (the "Cash Consideration"); or

  (ii)
  1.7996 AMEC securities (the "Share Consideration") (in the form of AMEC shares or AMEC ADSs, at the election of the tendering Foster Wheeler shareholders), subject in each case to proration as described in the section of the Prospectus entitled "The Offer—Terms of the Offer—Mix and Match Election and Proration".

        The aggregate amount of cash to be paid and the aggregate number of AMEC securities to be issued pursuant to the Offer, respectively, are fixed. Depending on the elections made by other tendering Foster Wheeler shareholders, a tendering Foster Wheeler shareholder may receive a proportion of cash and/or AMEC securities that is different from what such tendering Foster Wheeler shareholder elected. At the closing of the Offer, the amount of each type of consideration available to tendering Foster Wheeler shareholders will be proportionate to the level of acceptance by Foster Wheeler shareholders. If the available amounts of each type of consideration are sufficient to satisfy the election of the tendering Foster Wheeler shareholders, such shareholders will receive the type of consideration elected for each share tendered. If the elections result in an oversubscription of the pool of cash or AMEC securities available to be paid or issued pursuant to the Offer, certain proration procedures (as agreed by the parties in the implementation agreement dated 13 February 2014, and amended by the letter agreement dated 28 March 2014 and deed of amendment dated 28 May 2014, each between AMEC and Foster Wheeler (referred to together as the "Implementation Agreement")) for allocating cash and AMEC securities among tendering Foster Wheeler shareholders will be followed by the exchange agent. Tendering Foster Wheeler shareholders who make no election will receive the type of consideration that is not oversubscribed, which will depend on the elections of tendering Foster Wheeler shareholders who have made valid elections. The exchange ratio in relation to the securities portion of the Offer consideration is fixed and will not vary, regardless of any fluctuations in the market price of either AMEC securities or Foster Wheeler shares. Therefore, the dollar value of the AMEC securities that holders of Foster Wheeler shares will receive upon completion of the Offer will depend on the market value of AMEC shares and the exchange rate of pounds sterling to US dollars at the time of completion.

        The exchange agent will aggregate any fractional Foster Wheeler shares that it receives, execute a sale and deliver to each Foster Wheeler shareholder who would be entitled to receive a fraction of an AMEC security, the net proceeds on a pro rata basis to those Foster Wheeler shareholders according to the procedures described in "The Offer—Fractional Shares" in the Prospectus.

        The Offer does not extend to Foster Wheeler options, Foster Wheeler restricted share units ("RSUs") or Foster Wheeler performance-related restricted share units ("PRSUs"). See "Interests of Foster Wheeler, AMEC International Investments BV and AMEC and Their Directors and Officers—Treatment of Foster Wheeler Options, Foster Wheeler RSUs and Foster Wheeler PRSUs under the Implementation Agreement" in the Prospectus.

        The completion of the Offer is subject to certain conditions, including that at least 80 per cent. of the Foster Wheeler shares are tendered in the Offer, subject to the right by AMEC to waive the minimum tender condition down to 66 2/3 per cent. A detailed description of the terms and conditions of the Offer appears under "The Offer—Terms of the Offer" and "The Offer—Conditions to the Offer" in the Prospectus.

        For your information and for forwarding to your clients for whom you hold Foster Wheeler shares in your name or in the name of your nominee, we are enclosing the following documents:

  1.
  The Prospectus dated                2014;

  2.
  The Letter of Transmittal, including a Certification of Taxpayer Identification Number on Substitute Form W-9, for your use in accepting the Offer and tendering the Foster Wheeler shares. Facsimile copies of the Letter of Transmittal with manual signature(s) may be used to tender Foster Wheeler shares;

  3.
  The notice of guaranteed delivery to be used to accept the Offer if the procedures for book-entry transfer cannot be completed by the Expiration Time (the "Notice of Guaranteed Delivery");

  4.
  A printed form of letter which may be sent to your clients for whose accounts you hold Foster Wheeler shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer;

  5.
  Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9. Holders who fail to complete and sign the Substitute Form W-9 may be subject to a required US federal income tax backup withholding of 28 per cent of the gross proceeds payable to such holder or other payee pursuant to the Offer; and

  6.
  A return envelope addressed to the exchange agent for your use only.

        WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER, AND YOUR RIGHT TO WITHDRAW FOSTER WHEELER SHARES YOU TENDER IN THE OFFER, WILL EXPIRE AT 11:59 P.M. NEW YORK CITY TIME (                LONDON TIME;                ZUG TIME) ON                2014 (THE "EXPIRATION TIME") UNLESS THE EXPIRATION TIME IS EXTENDED. DURING ANY SUBSEQUENT OFFERING PERIOD, NO

WITHDRAWAL RIGHTS WILL APPLY TO FOSTER WHEELER SHARES TENDERED DURING SUCH SUBSEQUENT OFFERING PERIOD.

        Issuance of AMEC securities and payment of cash for Foster Wheeler shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the exchange agent of (i) confirmation of a book-entry transfer of Foster Wheeler shares into the exchange agent's account at The Depository Trust Company ("DTC"), pursuant to the procedures described in "The Offer—Procedures for Tendering Foster Wheeler Shares" of the Prospectus, (ii) a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof), together with an agent's message in connection with a book-entry transfer and (iii) all other documents required by the Letter of Transmittal.

        If book-entry transfer procedures cannot be completed on a timely basis, Foster Wheeler shareholders may nevertheless tender their Foster Wheeler shares according to the guaranteed delivery procedures set forth under "The Offer—Procedures for Tendering Foster Wheeler Shares—Guaranteed Delivery Procedures" in the Prospectus.

        Except as provided in the Letter of Transmittal, AMEC International Investments BV will pay or cause to be paid all stock transfer taxes with respect to the transfer and sale of Foster Wheeler shares to it pursuant to the Offer.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the information agent at its addresses and telephone numbers set forth on the back cover of the Prospectus.

Very truly yours,

AMEC International Investments BV

        NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS THE AGENT OF AMEC, AMEC INTERNATIONAL INVESTMENTS BV, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORISE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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  Exhibit 99.3
AMEC International Investments BV Offer To Exchange Each Registered Share of Foster Wheeler AG for $16.00 in Cash and 0.8998 in new ordinary shares or American depositary shares, each representing one (1) ordinary share of AMEC plc (which tendering Foster Wheeler shareholders may elect to receive as $32.00 in cash or 1.7996 new ordinary shares or American depositary shares, each representing one (1) ordinary share of AMEC plc) Subject in Each Case to Proration